EXHIBIT 10.24

Description of Fiscal 2006 Incentive Bonus Plan

Pursuant to the Fiscal 2006 Incentive Bonus Plan, certain employees and executive officers of the Company would be granted restricted stock units based upon the achievement of certain financial milestones approved by the Board of Directors. The amount of restricted stock units awarded would constitute up to 70% of the base salary of the employee or executive officer. The restricted stock unit awards would have a one year vesting period, which would be accelerated upon the achievement of additional financial milestones approved by the Board of Directors. The aggregate value of the restricted stock units that may be granted to executive officers pursuant to the Fiscal 2006 Incentive Bonus Plan is approximately $870,000.